(2)(K)(vi)(f)

EXECUTION VERSION

AMENDMENT NO. 6

TO CREDIT AGREEMENT

AMENDMENT NO. 6 (this “Amendment”), dated as of December 13, 2013, to the Credit Agreement, dated as of June 25, 2009, among ING SENIOR INCOME FUND (the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, and Amendment No. 5, dated as of July 24, 2013 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Capitalized terms used herein which are not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

II.                                   The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      The defined term “Change in Law” contained in Section 1.1 of the Credit Agreement is amended by inserting the phrase “or liquidity” immediately following the phrase “capital adequacy” contained therein.

2.                                      The defined term “LIBO Rate” contained in Section 1.1 of the Credit Agreement is amended and restated in its entirety as follows:

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to dollar deposits in the London interbank market as may be selected by the Administrative Agent, provided further that in the absence of such availability, the “LIBO Rate” shall be

ING Senior Income Fund Amendment No. 6 to Credit Agreement

determined by reference to the rate at which dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of the Administrative Agent is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Administrative Agent’s cost of funds as determined by the Administrative using any reasonable or prevailing method.

3.                                      Section 3.3(b) of the Credit Agreement is hereby amended by (a) replacing the phrase “capital requirements” contained therein with the phrase “capital or liquidity requirements”, and (b) inserting the phrase “or liquidity” immediately following the phrase “capital adequacy” contained therein.

4.                                      Section 10.9(b) of the Credit Agreement is hereby amended by replacing the word “nonexclusive” contained in the first sentence thereof with the word “exclusive”.

5.                                      Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto. Each Lender agrees that upon the Amendment Effective Date (defined below) it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Credit Agreement as amended hereby. In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans.

6.                                      Paragraphs 1 through 5 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the

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Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since June 25, 2009 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since June 25, 2009, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)                                 the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent; and

(e)                                  all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

7.                                      The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

8.                                      In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

9.                                      This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

10.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ING SENIOR INCOME FUND

By:	/s/ Daniel A. Norman
Name:	Daniel A. Norman
Title:	Managing Director

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$268,000,000
State Street Bank and Trust Company	$132,000,000
Total	$400,000,000